Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Olin Corporation:
We consent to the use of our report dated February 24, 2014, with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.
/s/ KPMG LLP
St. Louis, Missouri

April 25, 2014